Exhibit 10.7

MERU NETWORKS, INC.

SEVERANCE AND CHANGE OF CONTROL AGREEMENT

This Severance and Change of Control Agreement (this “Agreement”), is made and entered into by and between Mark Liu (the “Executive”) and Meru Networks, Inc., a Delaware corporation (the “Company”).

RECITALS

It is possible that the Company could terminate Executive’s employment with the Company.  The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to Executive and can cause Executive to consider alternative employment opportunities.  The Board believes it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of such a termination.

The Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue his employment and to motivate Executive to maximize the value of the Company for the benefit of its stockholders.

The Board believes that it is imperative to provide Executive with certain severance benefits upon certain terminations of Executive’s employment with the Company.  These benefits will provide Executive with enhanced financial security and incentive and encouragement to remain with the Company.

Certain capitalized terms used in the Agreement are defined in Section 1 below.

AGREEMENT

In consideration of the mutual covenants herein contained and the continued employment of Executive by the Company, the parties agree as follows:

1.                                      Definition of Terms.  The following terms referred to in this Agreement shall have the following meanings:

(a)                                 Cause.  For purposes of this Agreement, “Cause” shall mean (i) failure by Executive to substantially perform Executive’s duties and responsibilities of your position  with the Company (other than such failure resulting from Executive’s incapacity due to physical or mental illness), provided that following a Change of Control such failure must be willful and continued; (ii) a felony conviction or a plea of “guilty” or “no contest” to a felony and which has an adverse effect on the business or affairs of the Company or its affiliates or stockholders, provided that following a Change of Control such adverse affect must be a material adverse effect on the Company or its affiliates or stockholders; (iii) intentional or willful misconduct or refusal to follow the reasonable and lawful instructions of the Board; (iv) intentional breach of Company confidential information obligations which has an adverse effect on the Company or its affiliates or stockholders, provided that following a Change of Control such adverse affect must be a material adverse effect on the Company or its affiliates or stockholders; (v) material fraud or dishonesty against the Company; (vi) prior to a Change of Control, material violation of a written Company policy or agreement or a material Company policy or agreement broadly understood by Company executives which has an adverse effect on the Company or its affiliates or stockholders, or, following a Change of Control, violation of Company policy or agreement which has a material adverse effect on the Company or its affiliates or stockholders; or (vii) failure to cooperate with the Company in any investigation or formal proceeding by the Board or any governmental or self-regulatory entity except that Executive’s failure to waive attorney-client privilege or Fifth Amendment rights in connection with any such investigation or proceeding will not constitute “Cause”.  For these purposes, no act or failure to act shall be considered “intentional or willful” unless it is done, or omitted to be done, in bad faith without a reasonable belief that the action or omission is in the best interests of the Company.  No termination of Executive for Cause shall be effective unless: Executive is given written notice from the Board of the condition that could constitute Cause and, if capable of being cured, at least thirty (30) days to cure the condition.

(b)                                 Change of Control.  “Change of Control” shall mean the occurrence of any of the following events:

(i)                                     the approval by the shareholders of the Company of a plan of complete liquidation or dissolution of the Company or the closing of a sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition to a subsidiary of the Company or to an entity, the voting securities of which are owned by the stockholders of the Company in substantially the same proportions as their ownership of the Company’s voting securities immediately prior to such sale or disposition;

(ii)                                  a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent directly or indirectly (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(iii)                               any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;

(iv)                              a contest for the election or removal of members of the Board that results in the replacement during any 12-month period of at least 50% of the Incumbent Directors of the Board, whose appointment is not endorsed by the majority of the Incumbent Directors of the Board prior to such contest.  “Incumbent Directors” is defined as:  (x) Directors as of the date of this Agreement; and (y) Directors elected other than in connection with an actual or threatened proxy contest.

Notwithstanding the foregoing, the term “Change of Control” shall not be deemed to have occurred if the Company files for bankruptcy protection, or if a petition for involuntary relief is filed against the Company.

(c)                                  Involuntary Termination.  “Involuntary Termination” shall mean Executive’s termination by the Company without Cause or resignation by Executive within thirty (30) days following the expiration of any Company cure period following the occurrence of one or more of the following without Executive’s written consent:

(i)                                     A material reduction in Executive’s responsibilities relative to Executive’s authorities or responsibilities in effect on the date of this Agreement, or, on or following a Change of Control, a material reduction in Executive’s responsibilities relative to Executive’s authorities or responsibilities in effect immediately prior to the Change of Control, in each case without the Executive’s consent;

(ii)                                  A material reduction by the Company of Executive’s annual base compensation rate and / or target bonus dollar amount as of the date of this Agreement other than a reduction, not to exceed 15% of the aggregate base salary and target bonus opportunity dollar amount, that is similarly imposed on the Company’s other executive officers (other than the new CEO), or, on or following a Change of Control, a material reduction by the Company of Executive’s annual base compensation rate and / or target bonus dollar amount as in effect immediately prior to the Change of Control, in each case without the Executive’s consent;

(iii)                               A material breach of this Agreement by the Company;

(iv)                              Without Executive’s express written consent, the relocation of Executive’s principal place of employment to a facility or a location more than thirty-five (35) miles from Executive’s current location; or

(v)                                 The failure of the Company to obtain the assumption of this Agreement or any other agreement between the Company and Executive by any successors contemplated in Section 7(a) below.

No event will be deemed an Involuntary Termination pursuant to clauses (i)-(v) above without the Executive first providing the Company (copying the Board) with written notice of the condition that would constitute the Involuntary Termination within ninety (90) days of the event that Executive believes constitutes the Involuntary Termination and at least thirty (30) days prior to effectiveness of such resignation for Involuntary Termination and such condition constituting the Involuntary Termination has not been cured prior to effectiveness of such resignation. A termination due to death or disability shall not be considered an Involuntary Termination.

(d)                                 Termination Date.  “Termination Date” shall mean Executive’s “separation from service” within the meaning of that term under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

2.                                      Term of Agreement.  This Agreement shall terminate upon the date that all obligations of the parties hereto under this Agreement have been satisfied.

3.                                      At-Will Employment.  The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law.

4.                                      Severance Benefits.

(a)                                 Involuntary Termination.  If Executive’s employment with the Company (and any parent or subsidiary of the Company employing Executive) terminates as a result of an Involuntary Termination at any time, and subject to Executive’s compliance with his obligations hereunder (including Sections 9, 10 and 11 below) Executive’s execution of a general release of claims in favor of the Company in substantially the form attached hereto as Exhibit A or such other form with similar customary terms reasonably requested by the Company (the “Release”), and its non-revocation by Executive and it becoming effective within sixty (60) days following the Termination Date as well as its faithful observance by the Executive, then Executive shall be entitled to the following severance benefits:

(i)                                     Severance Payments.  Executive will be paid severance benefits in the form of salary continuation for a period of nine (9) months of Executive’s annual base salary as in effect as of the Termination Date, less applicable withholding commencing on the first regular payroll date following the date that Executive’s release of claims becomes effective, provided that the release must become effective by the date specified by the Company which shall be no later than sixty (60) days after the Termination Date. Notwithstanding the preceding sentence, if any portion of the severance amount is subject to Section 409A of the Code as nonqualified deferred compensation, then the severance amount shall be paid as follows: three ninths (3/9) of such amount shall be paid on the first regular payroll date following the sixtieth (60th) day after the Termination Date and one eighteenth (1/18) of such amount shall be paid on the single, corresponding regular payroll date during each of the next six (6) months thereafter.

(ii)                                  Continued Health Insurance Benefits.    To the extent such benefits are available under the Company’s benefits plans, Executive will receive continuation of the health insurance benefits provided to Executive and Executive’s eligible dependents under the Company’s benefit plans, subject to Executive’s continued payment of the employee-portion of the premium contributions for Executive and Executive’s eligible dependents as required immediately before Executive’s termination of employment, until the earlier of:  (i) the end of the nine month (9) period following Termination Date or (ii) the date Executive or Executive’s eligible dependents become covered under another employer group health plan.  Alternatively, if Executive so elects and pays to continue health insurance under Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then starting the next calendar month after the Termination Date,  Executive will be reimbursed on a monthly basis in an amount equal to the monthly amount the Company was paying as the company-portion of premium contributions for health coverage for Executive and Executive’s eligible dependents immediately before Executive’s termination of employment, until the earlier of:  (i) the end of the nine (9) month period following Termination Date or (ii) the date Executive or Executive’s eligible dependents lose eligibility for COBRA continuation coverage.  The period of such company-reimbursed COBRA continuation coverage shall be considered part of Executive’s (and Executive’s eligible dependents’) COBRA coverage entitlement period.  Executive will be solely responsible for timely electing such continuation coverage for Executive and Executive’s eligible dependents.  Any increase in the number of covered dependents by Executive during the period that Executive continues in the Company’s health insurance benefit plans or receives company-paid reimbursement of COBRA premiums will be at Executive’s own expense.

(b)                                 Involuntary Termination On or Following Change of Control.  If Executive’s employment with the Company (and any parent or subsidiary of the Company employing Executive) terminates as a result of an Involuntary Termination on or at any time within three (3) months before or twelve months (12) months after a Change of Control, and subject to Executive’s compliance with his obligations hereunder (including Sections 9, 10 and 11 below) Executive’s execution of the Release and its non-revocation by Executive and it becoming effective within sixty (60) days following the Termination Date as its faithful observance by the Executive, then in lieu of  the severance benefits provided under Section 4(a) above, Executive shall be entitled to the following severance benefits:

(i)                                     Vesting Acceleration.  Executive will receive acceleration of the vesting and exercisability of all of Executive’s equity (including, but not limited to, options to acquire common stock of the Company or its successor, or the parent of either, restricted stock units, and other Company equity) to the extent such options and other equity grants are outstanding and vest based solely on services to the Company over time, or acceleration of vesting of any deferred compensation into which Executive’s stock options and other equity grants were converted upon the Change of Control; provided, however, that if Executive’s options other equity grants are terminated upon the Change of Control without the payment of consideration therefor, then the vesting and exercisability of such options and other equity shall be accelerated immediately prior to the Change of Control.  For the avoidance of doubt, Executive shall not receive acceleration of vesting of any options to acquire common stock of the Company that vest based on Company performance or other metrics beyond time-based service to the Company unless such acceleration is set forth in the option agreement governing such option, and which agreement has been approved by the Board of Directors.

(ii)                                  Severance Payments.  Executive will be paid severance benefits in the form of salary continuation for a period of twelve months (12) of Executive’s annual base salary as in effect as of the Termination Date, less applicable withholding commencing on the first regular payroll date following the date that Executive’s release of claims becomes effective, provided that the release must become effective by the date specified by the Company which shall be no later than sixty (60) days after the Termination Date. Notwithstanding the preceding sentence, if any portion of the severance amount is subject to Section 409A of the Code as nonqualified deferred compensation, then the severance amount shall be paid as follows: three twelfths (3/12) of such amount shall be paid on the first regular payroll date following the sixtieth (60th) day after the Termination Date and one twenty-fourth (1/24) of such amount shall be paid on the single, corresponding regular payroll date during each of the next nine (9) months thereafter.

(iii)                               Continued Health Insurance Benefits.    To the extent such benefits are available under the Company’s benefits plans, Executive will receive continuation of the health insurance benefits provided to Executive and Executive’s eligible dependents under the Company’s benefit plans, subject to Executive’s continued payment of the employee-portion of the premium contributions for Executive and Executive’s eligible dependents as required immediately before Executive’s termination of employment, until the earlier of:  (i) the end of the twelve (12) month period following Termination Date or (ii) the date Executive or Executive’s eligible dependents become covered under another employer group health plan.  Alternatively, if Executive so elects and pays to continue health insurance under Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then starting the next calendar month after the Termination Date,  Executive will be reimbursed on a monthly basis in an amount equal to the monthly amount the Company was paying as the company-portion of premium contributions for health coverage for Executive and Executive’s eligible dependents immediately before Executive’s termination of employment, until the earlier of:  (i) the end of the twelve (12) period following Termination Date or (ii) the date Executive or Executive’s eligible dependents lose eligibility for COBRA continuation coverage.  The period of such company-reimbursed COBRA continuation coverage shall be considered part of Executive’s (and Executive’s eligible dependents’) COBRA coverage entitlement period.  Executive will be solely responsible for timely electing such continuation coverage for Executive and Executive’s eligible dependents.  Any increase in the number of covered dependents by Executive during the period that Executive continues in the Company’s health insurance benefit plans or receives company-paid reimbursement of COBRA premiums will be at Executive’s own expense.

(c)                                  Accrued Wages and Vacation; Expenses.  Without regard to the reason for, or the timing of, Executive’s termination of employment: (i) the Company shall pay Executive any unpaid wages due for periods prior to the Termination Date; (ii) the Company shall pay Executive all of Executive’s accrued and unused vacation through the Termination Date; (iii) Executive shall be entitled to receive benefits in accordance with the terms of any applicable Company benefit plans; and (iv) following submission of proper expense reports by Executive, the Company shall reimburse Executive for all expenses reasonably and necessarily incurred by Executive in connection with the business of the Company prior to the Termination Date.  These payments shall be made promptly upon termination and within the period of time mandated by law.

5.                                      Limitation on Payments.  In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s benefits under this Agreement shall be either:

(a)                                 Delivered in full or

(b)                                 Delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes.  For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.   In the event that a reduction is required, the reduction shall be applied first to any benefits that are not subject to Section 409A of the Code, and then shall be applied to benefits (if any) that are subject to Section 409A of the Code, with the benefits payable latest in time subject to reduction first.

6.                                      Section 409A; Delayed Commencement of Benefits.  To the extent (a) any payments or benefits to which Executive becomes entitled under this Agreement, or under any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (b) Executive is deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such payments shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of Executive’s “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) from the Company; or (ii) the date of Executive’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive, including (without limitation) the additional twenty percent (20%) tax for which Executive would otherwise be liable under Section 409A(a)(1)(b) of the Code in the absence of such deferral.  Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Executive or Executive’s beneficiary in one lump sum (without interest).  Any termination of Executive’s employment is intended to constitute a “separation from service” and will be determined consistent with the rules relating to a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1.  It is intended that each installment of the payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i).  It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Code (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”).  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.  Executive and the Company agree to work together in good faith to consider amendments to the Agreement and to take such reasonable actions that are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A of the Code.

7.                                      Successors.

(a)                                 Company’s Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

(b)                                 Executive’s Successors.  Without the written consent of the Company, Executive shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity.  Notwithstanding the foregoing, the terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8.                                      Notices.

(a)                                 General.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S.  registered or certified mail, return receipt requested and postage prepaid.  In the case of Executive, mailed notices shall be addressed to Executive at the home address which Executive most recently communicated to the Company in writing.  In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b)                                 Notice of Termination.  Any termination by the Company for Cause or by Executive as a result of an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with this Section 8.  Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date.  The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing Executive’s rights hereunder, subject to the requirements of Section 1(c).

9.                                      Confidentiality;  Non-Solicitation.  Executive shall continue to comply with the terms and conditions of the Employee’s Proprietary Information and Inventions Agreement between Executive and the Company (“PIIA”).  Executive shall return all of the Company’s property and confidential and proprietary information in his possession to the Company on the Termination Date.  Without limiting the foregoing, Executive agrees that for a period of twelve (12) months immediately following the Termination Date, Executive shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage, attempt to hire or take away employees of the Company, either for the benefit of Executive or any other person or entity.  During such period of twelve (12) months immediately following the Termination Date, Executive further agrees not to otherwise interfere with the relationship of the Company or any of its subsidiaries or affiliates with any person who, to the knowledge of Executive, is employed by or otherwise engaged to perform services for the Company or its subsidiaries or affiliates (including, but not limited to, any independent sales representatives or organizations) or who is, or was within the then most recent prior twelve-month period as of the Termination Date, a customer or client of the Company, or any of its subsidiaries.

10.                               Non-Disparagement.  Executive agrees that for a period of twelve (12) months immediately following the Termination Date, Executive will refrain from making any derogatory or disparaging statements about the Company, its board of directors, officers, management, practices, procedures, or business operations to any person or entity.  For a period of twelve (12) months immediately following the Termination Date, the Company (in its formal public statements), and the Company’s executive officers and directors will refrain from making any derogatory or disparaging statements about Executive to any person or entity.  Nothing in this paragraph shall prohibit Executive or the Company from providing truthful information in response to a subpoena or other legal or regulatory process.  The foregoing requirement under this Section 10 will not apply to any statements (i) that Executive makes any derogatory or disparaging statements made by the Company (in its formal public statements), its executive officers and/or its directors regarding Executive or Executive’s performance as an employee of the Company so long as Executive’s statements are, in the reasonable, good faith judgment of Executive, true and extend no further than addressing such statements by the Company, and (ii) that the Company (in its formal public statements), its executive officers and/or its directors make any derogatory or disparaging statements made by Executive so long as the Company’s, its executive officers’ and/or its directors’ statements are, in the reasonable, good faith judgment of the person making the statement, true and extend no further than addressing such statements by the Executive.

11.                               Resignation of Titles and Positions. Unless otherwise requested in writing by the Board, not later than the Termination Date, Executive will resign effective as of the Termination Date as an officer of the Company (including any and all titles in such capacity) and from any and all officerships, directorships or fiduciary positions with the Company or its affiliates.

12.                               Arbitration.

Any controversy involving the construction or application of any terms, covenants or conditions of this Agreement, or any claims arising out of any alleged breach of this Agreement, will be governed by the rules of the American Arbitration Association and submitted to and settled by final and binding arbitration in Santa Clara County, California, except that any alleged breach of Executive’s confidential information obligations shall not be submitted to arbitration and instead the Company may seek all legal and equitable remedies, including without limitation, injunctive relief.

13.                               Miscellaneous Provisions.

(a)                                 No Duty to Mitigate.  Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that Executive may receive from any other source.

(b)                                 Waiver.  No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)                                  Integration.  This Agreement represents the entire agreement and understanding between the parties with respect to the payment of severance or other benefits if Executive’s employment with the Company terminates as a result of an Involuntary Termination, and supersedes all prior or contemporaneous agreements, whether written or oral, with respect thereto, including without limitation the prior Severance and Change of Control Agreement between the Company and Executive; provided, however, that this Agreement does not supersede any agreement in respect of the payment of severance or other benefits in circumstances pursuant to which benefits would not be payable hereunder.

(d)                                 Indemnification and D&O Insurance.  Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company’s Certificate of Incorporation or Bylaws, including, if applicable, any directors and officers insurance policies, with such indemnification to be on terms determined by the Board or any of its committees, but on terms not materially less favorable than provided to any other Company executive officer and subject to the terms of any separate written indemnification agreement between the Company and Executive.

(e)                                  Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.

(f)                                   Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(g)                                  Employment Taxes.  All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

(h)                                 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

MERU NETWORKS, INC.

Dated: June 24, 2013	By	/s/ Dr. Bami Bastani
Dr. Bami Bastani, President & CEO

Mark Liu, an individual

Dated: June 24, 2013	/s/ Mark Liu

EXHIBIT A

GENERAL RELEASE OF ALL CLAIMS

[NOTE: DO NOT SIGN UNTIL TERMINATION OF EMPLOYMENT.]

This General Release of All Claims (hereinafter “Agreement”) is entered into by and between [NAME OF EXECUTIVE] (hereinafter “Executive”) and Meru Networks, Inc. (hereinafter the “Company”).

WHEREAS, Executive has been employed by the Company; and

WHEREAS Executive and the Company entered into the Employee’s Proprietary Information and Inventions Agreement between Executive and the Company (“PIIA”);

WHEREAS, the Executive is the holder of certain outstanding options to purchase Company common stock (“Company Options”); and

WHEREAS Executive and the Company desire to mutually, amicably and finally resolve and compromise all issues and claims surrounding Executive’s employment by the Company and the termination thereof;

NOW THEREFORE, in consideration for the mutual promises and undertakings of the parties as set forth below, Executive and the Company hereby enter into this Agreement.

1.                                      Consideration.  In consideration of the payments and benefits offered to Executive by the Company pursuant to the Severance and Change of Control Agreement by and between Executive and the Company dated [ENTER DATE] (the “Severance and Change of Control Agreement”), and in connection with the termination of Executive’s employment, Executive agrees to the following general release (the “Release”).

2.                                      General Release of Claims.

(a)                                 In further consideration for the payment and undertakings described above, to the fullest extent permitted by law, Executive, individually and on behalf of his attorneys, representatives, successors, and assigns, does hereby completely release and forever discharge the Company, its affiliated and subsidiary corporations, and its and their shareholders, officers and all other representatives, agents, directors, employees, successors and assigns, from all claims, rights, demands, actions, obligations, and causes of action of any and every kind, nature and character, known or unknown, which Executive may now have, or has ever had, against them arising from or in any way connected with the employment relationship between the parties, any actions during the relationship, or the termination thereof.  This release covers all statutory, common law, constitutional and other claims, including but not limited to, all claims for wrongful discharge in violation of public policy, breach of contract, express or implied, breach of covenant of good faith and fair dealing, intentional or negligent infliction of emotional distress, intentional or negligent misrepresentation, discrimination, any tort, personal injury, or violation of statute including but not limited to Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the California Fair Employment and Housing Act, which Executive may now have, or has ever had.  The parties agree that any past or future claims for money damages, loss of wages, earnings and benefits, both past and future, medical expenses, attorneys’ fees and costs, reinstatement and other equitable relief, are all released by this Agreement.

(b)                                 Executive and the Company do not intend to release claims for benefits owed by the Company to the Executive under the Severance and Change of Control Agreement, including with respect to vested Company Options, and claims that Executive may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code section 2802.

(c)                                  To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.

(d)                                 Executive and the Company do not intend to release any and all right that Executive may have to indemnification by the Company pursuant to the by-laws and certificate of incorporation of the Company, pursuant to any agreement between the Company and Executive, and pursuant to any insurance policies.

3.                                      Waiver of Unknown Claims.  Executive has read or been advised of Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive understands that Section 1542 gives him the right not to release existing claims of which he is not now aware, unless he voluntarily chooses to waive this right.  Having been so apprised, he nevertheless hereby voluntarily elects to and does waive the rights described in Section 1542, and elects to assume all risks for claims that now exist in his favor, known or unknown.

4.                                      Non-Admission.  It is understood and agreed that the furnishing of the consideration for this Agreement shall be deemed or construed as an admission of liability or wrongdoing of any kind by the Company.

5.                                      Covenant Not to Sue.

(a)                                 To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will Executive pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which he may now have, has ever had, or may in the future have against the Company and/or any officer, director, employee or agent of the Company, which is based in whole or in part on any matter covered by this Agreement.

(b)                                 Nothing in this paragraph shall prohibit Executive from filing a charge or complaint with a government agency such as but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, the California Department of Fair Employment and Housing, or other applicable state agency. However, Executive understands and agrees that, by entering into this Agreement, he is releasing any and all individual claims for relief, and that any and all subsequent disputes between the Company and Executive shall be resolved in arbitration.

(c)                                  Nothing in this Agreement shall prohibit or impair Executive or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.

6.                                      Waiver of Right to Reemployment.  Executive agrees that he will not be entitled to any further employment with the Company.  He therefore waives any claim now or in the future to other employment or reemployment with the Company, or any of its subsidiaries, and agrees that he will not apply for nor accept employment with the Company or any of its subsidiaries in the future.

7.                                      Return of Company Property; Obligation to Protect Proprietary Information.  To the extent Executive has not already done so, he agrees to return to the Company all Company, including but not limited to the files and documents, whether electronic or hardcopy, and whether in Executive’s possession or under his control.  Executive reaffirms and agrees to observe and abide by the terms of the PIIA, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information.  Executive’s signature below constitutes his certification under penalty of perjury that he has returned all documents and other items provided to Executive by the Company, developed or obtained by Executive in connection with his employment with the Company, or otherwise belonging to the Company.

8.                                      Acknowledgement of Representation or Opportunity to be Represented by Counsel; Attorneys’ Fees.  Executive acknowledges that he has been or had the opportunity to be represented by counsel in the negotiation and preparation of this Agreement.  The parties further agree that each party will be responsible for his or its own attorney’s fees and costs incurred in connection with this Agreement.

9.                                      Arbitration.  Executive and the Company agree that any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be submitted to the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes.  The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes (the “Rules”).  All arbitration proceedings shall be conducted in San Mateo County, California. Except as provided by the Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between Executive and the Company.

Accordingly, except as provided for by the Rules, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration.  Executive and the Company expressly waive any entitlement to have such controversies decided by a court or a jury.  In addition to the right under the Rules to petition the court for provisional relief, Executive agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement.

10.                               Governing Law.  This Agreement shall be construed in accordance with, and governed by, the laws of the State of California.

11.                               Savings Clause.  Should any of the provisions of this Agreement be determined to be invalid by a court, arbitrator, or government agency of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of the other provisions herein. Specifically, should a court, arbitrator, or agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims, and the covenant not to sue above shall otherwise remain effective to release any and all other claims.

12.                               Complete and Voluntary Agreement.  This Agreement, together with (a) the PIIA, (b) the Transition Agreement, (c) the Company Options and (d) any agreements between the Company and Executive relating to any and all right that Executive may have to indemnification by the Company pursuant to the by-laws and certificate of incorporation of the Company or pursuant to any agreement between the Company and Executive, constitutes the entire understanding of the parties on the subjects covered.  Executive expressly warrants that he has read and fully understands this Agreement; that he has had the opportunity to consult with legal counsel of his own choosing and to have the terms of the Agreement fully explained to him; that he is not executing this Agreement in reliance on any promises, representations or inducements other than those contained herein; and that he is executing this Agreement voluntarily, free of any duress or coercion.

13.                               Modification.  No modification, amendment or waiver of any provision of this Agreement shall be effective unless in writing signed by Executive and an authorized representative of the Company.

14.                               Notice and Revocation Period.  Executive acknowledges that the Company advised him to consult with an attorney prior to signing this Agreement; that he understands that he has at least twenty-one (21) days in which to consider whether he should sign this Agreement; and that he further understands that if he signs this Agreement, he will be given seven (7) days following the date on which he signs this Agreement to revoke it and that this Agreement will not be effective until after this seven-day period has expired without revocation by him.  Executive acknowledges that if he does not execute this Agreement within thirty (30) days following his last day of employment with the Company, this Agreement will become null and void, and Executive will have no right to the payments and benefits set forth in the Severance and Change of Control Agreement.

15.                               Effective Date.  This Agreement is effective on the eighth (8th) day after Executive signed it and without revocation by him.

[Signature Page Follows]

16.                               Counterparts.  This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

MERU NETWORKS, INC.

Dated:	By:

Name:

Title:

[NAME OF EXECUTIVE], an individual

Dated:

[Signature Page to General Release of Claims]